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                                                             EXHIBIT 99.1

                             FOR IMMEDIATE RELEASE




CONTACT - CITIZENS BANKING                CONTACT - CB FINANCIAL
CORPORATION                               CORPORATION
John W. Ennest, Vice Chairman,            Brian D. Bell, Chairman and Chief
Chief -Financial Officer and Treasurer    Executive officer
(810) 257-2557                            (517) 788-2706

TRADED:  Nasdaq      SYMBOL: CBCF


JANUARY 27, 1997


                        CITIZENS BANKING CORPORATION AND
                            CB FINANCIAL CORPORATION
                          ANNOUNCE AGREEMENT TO MERGE


FLINT AND JACKSON, MICHIGAN - Robert J. Vitito, President and Chief Executive Officer of Citizens Banking Corporation and Brian D. Bell, Chairman and Chief Executive Officer of CB Financial Corporation, today announced the signing of a definitive agreement under which Citizens will acquire CB Financial in a stock-for-stock merger transaction. The transaction is subject to approval by regulatory authorities, the shareholders of both Citizens Banking Corporation and CB Financial Corporation, and the satisfactory completion of due diligence procedures by Citizens. The merger is expected to be completed by the end of the second quarter of 1997.

Mr. Vitito said, "We are very pleased to have such a fine company join us.
With a strong presence in the Jackson, Charlevoix, St. Johns/Lansing markets, CB Financial's three banks represent outstanding additions to our family of community banks. This transaction gives us access to several attractive markets, providing more opportunity for future growth. Our company will have more resources to invest in the information and other technologies needed to be a successful competitor. We are enthusiastic about the market, strategic and financial synergies that the merger affords us. We look forward to working with the management team at CB Financial toward achieving strategic goals."

Speaking on behalf of CB Financial Corporation, Mr. Bell commented, "Citizens Banking Corporation and CB Financial Corporation share a strong community banking philosophy. Joining Citizens' family of community banks greatly enhances the services, distribution networks and other resources available to the customers of CB Financial Corporation." Further, Mr. Bell said "We believe our merger with Citizens provides significant opportunity for our shareholders to achieve long-term strategic value."

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Highlights of the merger and the resulting company are as follows:

- Citizens will issue approximately 4,170,000 shares of its common stock in exchange for all the outstanding shares of CB Financial Corporation. Each share of CB Financial Corporation common stock will be exchanged for approximately 1.489 shares of Citizens Banking Corporation common stock. The transaction will be accounted for as a pooling of interests, and is anticipated to be tax-free for federal income tax purposes.

- The combined entity will have total assets of $4.310 billion, including loans of $3.230 billion and total deposits of $3.601 billion. The resulting company will be well capitalized with total shareholders' equity of $390 million.

- CB Financial's three community banks will be merged into, and operate under the name of, Citizens Bank. Significant economies of scale are anticipated as a result of operating under a single charter.

- Citizens has a leading share in many of the markets in which it operates. The merger will add community banks with a major share of the Jackson market and a leading presence in the growing Charlevoix and St. Johns/ Lansing areas. Citizens' assets in the greater Lansing market will double as a result of the merger.

- Citizens and CB Financial have extensive complementary product lines and a diverse client base in Michigan and Illinois. The combined company will operate a distribution network with banking offices in 21 Michigan counties, 123 ATM units and extensive telephone banking capabilities.

CB Financial Corporation is the parent company of City Bank and Trust Company in Jackson, City Bank in St. Johns/Lansing and CB North in Charlevoix. The Corporation's banking subsidiaries offer a wide range of retail, corporate and trust services through offices in northwest and central Michigan. In 1996, CB Financial recorded net income before restructuring charges of $7,191,000, an increase of 15.1% over 1995. The company's latest quarterly dividend of $0.30 per share represents the 242nd consecutive dividend paid by the Corporation and its predecessor, City Bank and Trust Company.

Citizens Banking Corporation operates 93 offices in Michigan and in suburban Chicago, Illinois, providing a full range of financial services to a broad customer base. The year 1996 marked the fourteenth consecutive year of higher net operating income for Citizens and the thirteenth consecutive year of increased cash dividends to its shareholders. In 1996, Citizens earned $37,421,000, up 11.4% from 1995. Earnings per share were $2.55, an increase of 10.9% from 1995. Citizens' returns on average equity and average assets for 1996 improved to 12.31% and 1.08%, respectively, up from 12.10% and 1.02%, respectively, in 1995.


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Pro Forma Financial Data

                                                       December 31, 1996
                                          ------------------------------------------
(Dollars in thousands)                    Citizens Banking  CB Financial   Pro Forma
                                             Corporation    Corporation

At Period End:
    Total assets                                $3,483,850      $826,235  $4,310,085
    Total earning assets                         3,213,029       696,271   3,909,300
    Total loans                                  2,620,731       609,021   3,229,752
    Total deposits                               2,864,701       735,849   3,600,550
    Total shareholders' equity                     315,242        78,238     393,480

Financial  Ratios:
    Earning assets to total assets                  92.23%        84.27%      90.70%
    Loans to deposits                                91.48         82.76       89.70
    Shareholders' equity to total assets              9.05          9.47        9.13